Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This SEPARATION AND GENERAL RELEASE AGREEMENT (“Agreement”) is made and entered into by and between Royal Bancshares of Pennsylvania, Inc. (the “Corporation”), Royal Bank America (the “Bank”), and Andrew J. Miller (“Executive”).  The Corporation, the Bank, and Executive shall be referred to herein as the “Parties” or, each separately, a “Party.”

WHEREAS Executive was employed by the Corporation and the Bank pursuant to an Employment Agreement executed by the Parties on November 26, 2013 (the “Employment Agreement”);

WHEREAS, Executive, the Corporation, and the Bank wish to agree on all matters relating to the end of Executive’s employment with the Corporation and the Bank, on the terms set forth herein.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and fully intending to be legally bound hereby, the Parties AGREE as follows:

1.            Separation Date.  Executive’s employment with the Corporation and the Bank permanently and irrevocably concludes on September 26, 2014 (the “Separation Date”).  The Parties agree that as of the Separation Date, Executive relinquishes and resigns from all titles and positions of any nature that Executive ever held with the Corporation or the Bank, any affiliate of the Corporation or the Bank, or any other entity with respect to which the Corporation or the Bank has requested Executive to perform services.

2.            Separation Payment.  In consideration of this Agreement, if Executive signs and does not revoke this Agreement, the Corporation and the Bank shall pay to Executive a total of Two Hundred and Fifty-Six Thousand Three Hundred Forty-Six Dollars and Seventeen Cents ($256,346.17), less all legally required deductions and authorized withholdings (the “Payment”), an amount representing Executive’s annual base salary as of the Separation Date.  The Corporation and Bank shall make the Payment to Executive in one lump sum within twenty days following the Effective Date (as defined below).  Executive acknowledges and agrees that the Payment constitutes valid consideration for this Agreement.

3.            Benefit Continuation.  Executive may elect to continue Executive’s health insurance coverage to the extent permitted under COBRA or other applicable law, at his own expense and without any contribution from the Corporation or the Bank.

4.            Return of Documents and Other Items.  On or before the Separation Date, Executive shall deliver and/or return to the Corporation and the Bank any and all items of the Corporation’s or the Bank’s property in his possession, custody, or control, including without limitation all credit cards, keys and key fobs (office, desk and others), unused tickets for airline or other travel, equipment, files, records, notes, documents, memoranda, computers, tablets, computer storage devices, smart phones and other cellular telephones, computer programs, customer lists and information, and any other data or information in any form whatever, including electronic form, and Executive confirms that he has not retained any copies of the contents of the foregoing.

5.            Termination of Employment / Continuing Obligations.  The Parties acknowledge and agree that the Employment Agreement and all other agreements or documents establishing or describing the terms or conditions of Executive’s employment or other association with the Corporation and the Bank, except as referenced in this Agreement, shall terminate and have no further effect as of the Separation Date; provided, however, that Sections 7 and 8 of the Employment Agreement shall survive and continue in accordance with their terms notwithstanding Executive’s separation and the execution of this Agreement.

6.            Full Compensation.  Executive acknowledges that, other than as set forth in this Agreement, he has received payment in full of all of the compensation, benefits and/or payments of any kind due him from the Corporation or the Bank and their parents, subsidiaries or affiliates (or any of them), including all wages, bonuses, expense reimbursements, payments to benefit plans, and any other payment under a plan, program, practice, promise, or arrangement of the Corporation or the Bank and their subsidiaries or affiliates.  Executive understands and agrees that, except as provided herein, he is not entitled to any additional compensation or benefits from the Corporation or the Bank or any of the other Corporation and Bank Released Parties (as defined below), whether under the Employment Agreement or otherwise.

7.            Release.  Subject to Section 13, in consideration of the promises contained herein and intending to be legally bound, Executive, for himself, his heirs, executors, administrators, successors, assigns, and legal and personal representatives, hereby unconditionally and irrevocably remises, releases, and forever discharges the Corporation and the Bank; their subsidiaries, affiliates and related entities; and each of its and their respective current and former officers, directors, shareholders, partners, members, managing members, agents, Executives, and attorneys (collectively, the “Corporation and Bank Released Parties”) from any and all claims, causes of action, liabilities, obligations, controversies, damages, lawsuits, debts, demands, costs, charges and/or expenses (including attorneys’ fees and costs) of any nature whatsoever, asserted or unasserted, known or unknown, suspected or unsuspected, that Executive ever had, now has or hereafter may have against the Corporation or the Bank, or any of the other Corporation and Bank Released Parties that arose at any time regarding any matter up to and including the date of this Agreement (collectively, the “Claims”).  Without in any way limiting the generality of the foregoing, Executive specifically acknowledges and agrees that the Claims released herein include (a) all claims arising under any federal, state or local statute, ordinance, or regulation, including but not limited to the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act, the Executive Retirement Income Security Act, the Pennsylvania Human Relations Act, and the Pennsylvania Whistleblower Law, (b) all claims arising under any agreement or contract, (c) all claims arising under any common law, including any claims for breach of any implied or express contract or quasi-contract, wrongful discharge, constructive discharge, defamation, unjust enrichment, or negligent or intentional infliction of emotional distress, and (d) all claims arising out of or relating in any way to Executive’s employment with the Corporation and Bank Released Parties, the termination of that employment, Executive’s compensation arrangements, and all attorneys’ fees and costs.  Notwithstanding the foregoing, Executive does not release the Corporation and Bank Released Parties from any Claims that he may have (x) under this Agreement; (y) arising out of facts occurring after the date of Executive’s execution of this Agreement; or (z) that as a matter of federal and/or state law may not be waived.

8.            No Other Claims or Proceedings by Executive.  Subject to Section 13, Executive warrants, covenants, and represents that he has not heretofore assigned or transferred or purported to assign or transfer to any person any of the Claims released in this Agreement.  Executive also warrants, covenants, and represents that, as of the date of this Agreement, neither he nor anyone acting on his behalf has made or filed any lawsuit, complaint, charge, action or proceeding against any of the Corporation and Bank Released Parties with any federal, state, or local court, agency or authority, or any other regulatory authority.

9.            Non-Disparagement.  Subject to Section 13, Executive shall not, at any time in the future, disparage or otherwise make statements, oral or written, that may adversely affect the reputation of the Corporation, the Bank, or any of the other Corporation and Bank Released Parties.

10.          Non-Admission.  Executive agrees that the payments made and other consideration received pursuant to this Agreement are not to be construed as an admission of legal liability by the Corporation or the Bank and that no person or entity shall utilize this Agreement or the consideration received pursuant to this Agreement as evidence of any admission of liability or obligation.

11.          Cooperation.  Executive will provide reasonable cooperation to the Corporation and the Bank and their parent, subsidiaries and affiliates after the Separation Date with regard to legal, administrative, and other matters with which he was involved while employed by the Corporation and the Bank, including providing cooperation and testimony in connection any arbitration, legal or governmental proceeding, examination, audit, or investigation involving the Corporation and Bank Released Parties.

12.          Confidentiality.  Subject to Section 13 and as otherwise required by applicable law, Executive shall keep this Agreement and the terms hereof strictly confidential and shall not disclose the terms or any information concerning this Agreement to any person other than his immediate family member and his current or future attorneys, accountants, tax advisors, and outplacement counselors (if any), each of whom shall have first agreed to be bound by this confidentiality provision.

13.          Non-interference.  Nothing in this Agreement -- including the Confidentiality, Non-Disparagement, Release, and No Other Claims or Proceedings by the Parties provisions -- is intended to prohibit Executive from filing a charge with any agency which enforces anti-discrimination laws, or from cooperating with or providing truthful information to any such agency.  However, Executive understands that by signing this Agreement and not revoking it, he has waived his right to recover any money from any Corporation and Bank Released Parties, other than the Payment.

14.          Knowing and Voluntary Waiver.  Executive acknowledges that he has carefully reviewed this Agreement and that he enters into it knowingly and voluntarily.  Executive understands and acknowledges that the release provided in this Agreement is in exchange for consideration that is in addition to anything to which Executive is already entitled and that, by this Section, the Corporation and the Bank have advised Executive to consult with an attorney of his choosing prior to executing this Agreement.  Executive acknowledges that neither the Corporation, the Bank, their affiliates, or subsidiaries, nor any of their Executives, representatives or attorneys have made any representations or promises concerning the terms or effects of this Agreement other than those contained herein.

15.          Consideration Period; Right to Revoke Agreement; Effective Date.  Executive acknowledges that he has been given a period of at least 21 calendar days within which to consider the Agreement, and the Parties agree that any changes to this Agreement, whether material or immaterial, have not re-started the running of this period.  Executive may revoke or cancel this Agreement within seven calendar days after his execution of it by notifying the Corporation and the Bank of his desire to do so in writing delivered to Kevin Tylus at the Corporation’s and the Bank’s corporate office.  To be effective, Kevin Tylus must receive such notice of revocation or cancellation before the close of business on the seventh day following Executive’s execution of this Agreement.  Executive understands and agrees that this Agreement shall be void and of no effect if he revokes this Agreement.  This Agreement shall be effective on the eighth day after Executive’s execution of the Agreement, assuming that he has not first revoked the Agreement (“Effective Date”).

16.          Interpretation and Governing Law.  This Agreement will be governed by and construed according to the laws of the State of Pennsylvania.  The Parties irrevocably hereby submit to the exclusive jurisdiction and venue of the United States District Court for the Eastern District of Pennsylvania and the state court of Pennsylvania in Montgomery County, Pennsylvania in any action or proceeding brought with respect to or in connection with this Agreement.  Each Party hereby waives (a) any objection that the forum is inconvenient, (b) any objection to venue of any action instituted hereunder in such courts, and (c) to the fullest extent permitted by applicable law, any and all right to trial by jury.

17.          Headings/Counterparts.  The headings of the sections in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions of this Agreement.  This Agreement may be executed in two or more counterparts, and facsimile or emailed signature pages shall be treated the same as those with original signatures.

18.          Entire Agreement.  This Agreement, together with the surviving Sections of the Employment Agreement, constitute the entire agreement between Executive and the Corporation and the Bank with respect to the subject matter hereof, and they supersede all prior or contemporaneous agreements and understandings.  For clarity, Executive specifically re-affirms and agrees that he remains bound by Sections 7 and 8 of the Employment Agreement.  Amendments to this Agreement shall not be effective unless they are in writing signed by Executive and a duly authorized representative of the Corporation and the Bank.

19.          Severability.  If a court of competent jurisdiction adjudicates any covenant or obligation under this Agreement void or unenforceable, then the Parties intend that the court modify such provision only to the extent necessary to render the covenant or obligation enforceable as modified or, if the covenant or obligation cannot be so modified, the Parties intend that the court sever such covenant or obligation, and that the remainder of this Agreement, and all remaining covenants, obligations and provisions as so modified, shall remain valid, enforceable, and in full force and effect.

BY SIGNING THIS AGREEMENT, ANDREW J. MILLER ACKNOWLEDGES THAT HE DOES SO VOLUNTARILY AFTER CAREFULLY READING AND FULLY UNDERSTANDING EACH PROVISION AND ALL OF THE EFFECTS OF THIS AGREEMENT, WHICH INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS AND RESTRICTS FUTURE LEGAL ACTION AGAINST ROYAL BANCSHARES OF PENNSYLVANIA, INC., ROYAL BANK AMERICA, AND OTHER RELEASED PARTIES.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have executed this Agreement.

ANDREW J. MILLER	ROYAL BANCSHARES OF PENNSYLVANIA, INC.

/s/ Andrew J. Miller / September 22, 2014	By:	/s/ F. Kevin Tylus / September 22, 2014
Andrew J. Miller / Date		President and CEO / Date

ROYAL BANK AMERICA

	By:	/s/ F. Kevin Tylus / September 22, 2014
President and CEO / Date